Exhibit 5.1

355 South Grand Avenue
Los Angeles, California 90071-1560
Tel: +1.213.485.1234 Fax: +1.213.891.8763
www.lw.com

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November 12, 2008

Beckman Coulter, Inc. 4300 N. Harbor Blvd. Fullerton, California 92834

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Beckman Coulter, Inc., a Delaware corporation (the “Company”), in connection with the Company’s filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration for issue and sale by the Company of (i) one or more series of the Company’s debt securities (collectively, “Debt Securities”) to be issued pursuant to (a) the senior indenture, dated as of April 25, 2000, between the Company and Wells Fargo Bank, National Association, as successor trustee to Citibank, N.A., a copy of which is attached as Exhibit 4.1 to the Registration Statement, and one or more supplements thereto or officers’ certificates thereto (collectively, the “Senior Indenture”) and/or (b) the subordinated indenture, dated as of April 25, 2000, between the Company and The Bank of New York Mellon Trust Company, N.A., as successor trustee to Bank One Trust Company, N.A., a copy of which is attached as Exhibit 4.2 to the Registration Statement, and one or more supplemental indentures thereto or officers’ certificates thereto (collectively, the “Subordinated Indenture,” and, together with the Senior Indenture, the “Indentures”), (ii) shares of the Company’s common stock, $0.10 par value per share (“Common Stock”), and associated participating preferred stock rights (the “Rights”) to be issued pursuant to the Stockholder Protection Rights Agreement, dated as of February 4, 1999, between the Company and First Chicago Trust Company of New York, as rights agent (the “Rights Agreement”), (iii) shares of the Company’s preferred stock, $0.10 par value per share (the “Preferred Stock”), (iv) depositary shares representing shares of Preferred Stock (“Depositary Shares”) and (v) warrants to purchase Debt Securities, Common Stock, Preferred Stock or Depositary Shares (collectively, “Warrants”). The Debt Securities, Common Stock and associated Rights, Preferred Stock, Depositary Shares and Warrants are collectively referred to as the “Securities.”

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Securities.

Beckman Coulter, Inc. November 12, 2008

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and the general corporation law of the state of Delaware (the “DGCL”), and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of the DGCL, any other laws, or as to any matters of municipal laws or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

(1) When the specific terms of a particular Debt Security have been duly established in accordance with the terms of the Senior Indenture or Subordinated Indenture, as applicable, and authorized by all necessary corporate action of the Company, and such Debt Security has been duly executed, authenticated, issued and delivered against payment therefor in accordance with the terms of the Senior Indenture or Subordinated Indenture, as applicable, and in the manner contemplated by the Registration Statement and/or the applicable prospectus and by such corporate action, such Debt Security will be a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(2) When an issuance of Common Stock has been duly authorized by all necessary corporate action of the Company, and upon issuance, delivery and payment therefor in an amount not less than the par value thereof in the manner contemplated by the Registration Statement and/or the applicable prospectus and the Rights Agreement and by such corporate action, such shares of Common Stock and the associated Rights will be validly issued and such shares of Common Stock will be fully paid and nonassessable.

(3) When a series of Preferred Stock has been duly established in accordance with the terms of the Company’s Sixth Restated Certificate of Incorporation and authorized by all necessary corporate action of the Company, and upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement and/or the applicable prospectus and by such corporate action, such shares of such series of Preferred Stock will be validly issued, fully paid and nonassessable.

(4) When a deposit agreement has been duly authorized by all necessary corporate action of the Company and duly executed and delivered, and when the specific terms of a particular issuance of Depositary Shares have been duly established in accordance with such deposit agreement and authorized by all necessary corporate action of the Company, and the Depositary Shares have been duly executed, authenticated, issued and delivered against payment therefor in accordance with such deposit agreement and in the manner contemplated by the Registration Statement and/or the applicable prospectus and by such corporate action (assuming the underlying Preferred Stock has been validly issued and deposited with the depositary), such Depositary Shares will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Beckman Coulter, Inc. November 12, 2008

(5) When a warrant agreement, if applicable, has been duly authorized by all necessary corporate action of the Company and duly executed and delivered, and when the specific terms of a particular issuance of Warrants have been duly established in accordance with such warrant agreement and authorized by all necessary corporate action of the Company, and the Warrants have been duly executed, authenticated, issued and delivered against payment therefor in accordance with such warrant agreement and in the manner contemplated by the Registration Statement and/or the applicable prospectus and by such corporate action (assuming the securities issuable upon exercise of the Warrants have been duly authorized and reserved for issuance by all necessary corporate action), the Warrants will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

This letter assumes, with your consent, that the Board of Directors of the Company has acted in accordance with its fiduciary duties in adopting the Rights Agreement, and does not address whether the Board of Directors may be required to redeem or terminate, or take other action with respect to, the Rights in the future based on the facts and circumstances then existing. Moreover, this letter addresses corporate procedures in connection with the issuance of the Rights associated with the Shares, and not any particular provision of the Rights or the Rights Agreement. It should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys fees, where such payment is contrary to law or public policy, (e) any provision permitting, upon acceleration of any Debt Security, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (f) the creation, validity, attachment, perfection, or priority of any lien or security interest, (g) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (h) waivers of broadly or vaguely stated rights, (i) provisions for exclusivity, election or cumulation of rights or remedies, (j) provisions authorizing or validating conclusive or discretionary determinations, (k) grants of setoff rights, (l) proxies, powers and trusts, (m) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property,

Beckman Coulter, Inc. November 12, 2008

(n) provisions purporting to make a guarantor primarily liable rather than as a surety, (o) provisions purporting to waive modifications of any guaranteed obligation to the extent such modification constitutes a novation, (p) any provision to the extent it requires that a claim with respect to a security denominated in other than U.S. dollars (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides, and (q) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (i) that each of the Depositary Shares, Debt Securities and Warrants, and the respective deposit agreements, indentures, supplemental indentures and warrant agreements governing such securities (collectively, the “Documents”) will be governed by the internal laws of the State of New York, (ii) that each of the Documents will be duly authorized, executed and delivered by the parties thereto, (iii) that each of the Documents will constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (iv) that the status of each of the Documents as legally valid and binding obligations of the parties will not be affected by any (a) breaches of, or defaults under, agreements or instruments, (b) violations of statutes, rules, regulations or court or governmental orders, or (c) failures to obtain requires consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP

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